Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (this "Agreement"), is made as of this ___ day of __________, 2007, by and between Gottschalks Inc., a Delaware corporation ("Company") and ______________, an individual ("Employee").

1. Subject to the provisions of Section 4 below, Company hereby agrees that in the event Employee's employment with Company is terminated by written notice of Company for other than for Cause (as defined in Section 4 below), Company will pay Employee a severance benefit equal to twelve (12) months' salary, determined at Employee's annual base rate of pay in effect at the time such notice of termination is given (less standard withholdings and authorized deductions), and Company will pay Employee's health care continuation premiums under Section 4980B of the Internal Revenue Code ("COBRA") for a period of one year from the termination date or, if earlier, until Employee's right to COBRA health care continuation ceases (such benefits being referred to herein as the "Basic Severance Benefit").

Notwithstanding the foregoing, if, during the one-year period commencing with a Corporate Transaction (as defined below), Employee is terminated by Company or its successor without Good Cause (as defined below) or Employee terminates Employee's employment for Good Reason (as defined below), Company will pay Employee a severance benefit equal to twenty-four (24) months' salary, determined at Employee's annual base rate of pay in effect at the time such termination without Good Cause or for Good Reason occurs (less standard withholdings and authorized deductions), and Company will pay Employee's COBRA health care continuation premiums for a period of one year from the date such termination without Good Cause or for Good Reason occurs or, if earlier, until Employee's right to COBRA health care continuation ceases (such benefits being referred to herein as the "Enhanced Severance Benefit"). Unless extended by the Compensation Committee of the Company's Board of Directors, the Employee's rights to receive any Enhanced Severance Benefit pursuant to this Agreement shall terminate if no Corporate Transaction occurs on or prior to March 15, 2008, and, to the extent the Employee had rights in respect of change in control or similar transactions under written agreements existing prior to the date hereof, the Employee reverts to such rights.

As used in this Agreement, "Corporate Transaction" means the consummation of a transaction in which (i) more than 50% of the Company's outstanding common stock or outstanding voting securities are sold to an unrelated entity or (ii) all or substantially all of Company's assets are sold to an unrelated entity.

As used in this Agreement, "Good Cause" means a good faith determination by Company that Employee (i) refused to perform a lawful directive of Company's Board of Directors or refuses to perform any material duties or responsibilities owed to Company; (ii) engaged in willful conduct or gross neglect constituting fraud, misappropriation, embezzlement, or misconduct that is injurious to Company; (iii) is or has been convicted of, or plead guilty or nolo contendere to, a felony or crime of moral turpitude reflecting poorly on Company (other than minor traffic violations and similar offenses); or (iv) has breached in any material respect the terms and provisions of this Agreement.

As used in this Agreement, "Good Reason" means any of the following conditions or events that remain in effect thirty (30) days after written notice is provided by Employee to Company detailing such condition or event: (i) a decrease in Employee's annual base rate of pay or annual target bonus opportunity, (ii) written notice from Company to Employee that Employee's principal place of employment for Company will be moved to a location that is more than fifty (50) miles away from Employee's principal place of employment for Company immediately prior to the Corporate Transaction, or (iii) any failure of Company to obtain an agreement from any successor to Company to assume and agree to perform this Agreement.

2. For purposes of this agreement, "annual base rate of pay" means Employee's annual base salary only, and excludes all other income heretofore received by Employee, such as, but not limited to, bonuses, incentive compensation, fringe benefits, commissions, overtime, retainers, fees under contracts, income arising from the exercise of stock options, or expense allowances granted by Company.

3. The salary-based portion of the Basic Severance Benefit, less standard withholding and other authorized deductions, will be paid to Employee after the date of Employee's termination out of the general assets of Company in the same form and at the same time as Employee's salary otherwise would have been paid to Employee if Employee had continued to be employed by Company. The salary-based portion of the Enhanced Severance Benefit, less standard withholding and other authorized deductions, will be paid to Employee in single cash lump sum as soon as administratively practicable after the date of Employee's termination out of the general assets of Company. The COBRA health care continuation portion of the Basic or Enhanced Severance Benefit (as applicable) will be paid on Employee's behalf at such times as required by Company's general policy concerning COBRA health care continuation premiums to provide Employee with COBRA health care continuation for the period specified in Section 1 above. Notwithstanding the foregoing, any portion of the Basic or Enhanced Severance Benefit required to be paid to Employee during the first six months following the date of Employee's termination shall be delayed and paid to Employee in a lump sum as soon as administratively practicable following the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code ("Section 409A"); provided, however, no such six-month delay in payments shall apply to the extent that guidance issued under Section 409A allows payments to made when otherwise due without subjecting Employee to additional taxes under Section 409A.

4. Subject to the provisions of this Section 4 following this sentence, the Basic Severance Benefit shall be paid to Employee only in the event that Employee's employment with Company is terminated by written notice from Company (other than for "Cause" as defined in this Section 4) and only if Employee continues to report to work, and adequately performs each and every duty of Employee's employment until the date set forth in the notice of termination as Employee's date of termination (unless Company consents to a date of termination that is prior to such date). Notwithstanding anything to the contrary contained in this Agreement, Employee shall not be entitled to the Basic Severance Benefit if (i) Employee's employment with Company is terminated other than by written notice of termination from Company, including without limitation, the retirement, resignation, disability, or death of Employee; or (ii) Employee is terminated for Cause, which, for purposes of this Section 4, includes without limitation a good faith determination by Company that Employee (a) has committed a material breach of his duties and responsibilities; (b) refused to perform required duties and responsibilities, or performed them incompetently; (c) breached or violated any fiduciary duty owed to Company; or (d) is or has been personally dishonest, or has willfully or negligently violated any law, rule, or regulation, or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations and similar offenses).

5. Nothing contained herein shall be construed as conferring on Employee the right to continue in the employ of Company in Employee's present or any other capacity. Employee hereby expressly acknowledges that Employee's employment with Company is "at will" and therefore may be terminated by Company at any time, with or without cause, at Company's sole discretion. Employee also expressly acknowledges that, except for benefits to which Employee may otherwise be entitled by law, Employee shall not be entitled to receive from Company any benefits, compensation, or remuneration other than the Basic or Enhanced Severance Benefit (as applicable) upon satisfaction of the conditions which entitle Employee to receive the Basic or Enhanced Severance Benefit. Notwithstanding anything else herein to the contrary, Company's obligation to pay the Basic or Enhanced Severance Benefit to Employee is subject to the condition precedent that Employee execute and deliver a valid release of all claims against Company in a form approved by Company, which is not revoked by Employee or otherwise rendered unenforceable by Employee. Such release shall include Employee's agreement to promptly notify Company if Employee obtains employment that provides health insurance coverage or Employee otherwise becomes eligible for employer-sponsored health insurance coverage.

6. This Agreement shall be governed by the laws of the State of California. This Agreement may be amended only by a subsequent written agreement signed by Employee and an authorized representative of Company following approval by the Board of Directors of Company. This Agreement is personal to Employee and is not assignable by Employee. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns and any such successor or assignee shall be deemed substituted for Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of Company or to which Company assigns this Agreement by operation of law or otherwise. This instrument constitutes and contains the entire agreement and understanding concerning the subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements (proposed, executed, or otherwise), whether written or oral, concerning the subject matters hereof, including, without limitation, the severance agreement by and between Company and Employee dated [__________]. This is an integrated document.

7. Any dispute, controversy, or claim arising out of or in connection with this Agreement or any other aspect of Employee's employment with Company shall be resolved exclusively through binding arbitration to be held in Fresno County, California in accordance with California Civil Procedure Code 1282-1284.2. Company will pay arbitrator's fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys' fees and other expenses as and to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys' fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

8. To the extent that any payment or distribution of any type to or for Employee by Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options granted by Company to Employee under the Gottschalks Inc. 2005 Stock Option Plan, the Gottschalks Inc. 1998 Stock Option Plan, or any other equity compensation plan or program maintained by the Company) (collectively, the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code ("Section 4999"), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be reduced to the extent necessary so that the Total Payments would not be subject to the excise tax imposed by Section 4999 of the Code and the deductibility of the Total Payments by Company will not be disallowed by Section 280G of the Internal Revenue Code.

IN WITNESS WHEREOF, Company has caused to be executed and delivered, and Employee has executed and delivered, this Agreement as of the day and year first above set forth.

GOTTSCHALKS INC. By: ___________________________ Title: __________________________

Employee By: ___________________________